June 5, 2024

Element Solutions Inc
500 East Broward Boulevard, Suite 1860
Fort Lauderdale, Florida 33394

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
    We have acted as counsel to Element Solutions Inc, a Delaware corporation (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof (the “Registration Statement”). Such Registration Statement relates to the registration by the Company of 10,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable pursuant to the Element Solutions Inc 2024 Incentive Compensation Plan (the “Plan”). The Company’s stockholders approved the Plan, effective June 4, 2024 (the "Effective Date"). As of the Effective Date, the Plan will replace the Element Solutions Inc Amended and Restated 2013 Incentive Compensation Plan (as amended, the "Prior Plan") and accordingly, no further purchases will be made under the Prior Plan on and after the Effective Date.
    In so acting, we have examined, considered and relied upon copies of the following documents: (1) the Registration Statement, (2) the Company's Certificate of Incorporation, as amended (3) the Company's Amended and Restated By-laws, (4) the Plan, and (5) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.
    As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
    Based upon and subject to the foregoing, we are of the opinion that the Common Stock has been duly authorized and, when issued and delivered by the Company in accordance with the Plan, will be validly issued, fully paid and non-assessable.
Greenberg Traurig, P.A. | Attorneys at Law

    This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.
    Our opinion expressed herein is specifically limited to the General Corporation Law of the State of Delaware and is as of the date hereof. We assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.
    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Sincerely,

/s/ Greenberg Traurig, P.A.
GREENBERG TRAURIG, P.A.

Greenberg Traurig, P.A. | Attorneys at Law